Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 31, 2016

First Quarter Diluted EPS Increased by 25.4% to a First Quarter Record $0.89 per Share

Quarterly Comparison Overview:

–	Net sales decreased by 1.5%
–	Sales volume increased by 9.7%
–	Gross profit increased by 9.8%
–	Net income increased by 27.4%

Elgin, IL, October 31, 2016 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2017. Net income for the first quarter of fiscal 2017 was $10.2 million, or $0.89 per share diluted, compared to $8.0 million, or $0.71 per share diluted, for the first quarter of fiscal 2016.

Net sales decreased by 1.5% to $222.3 million for the first quarter of fiscal 2017 from net sales of $225.8 million for the first quarter of fiscal 2016. The decline in net sales primarily resulted from lower selling prices for products containing walnuts and almonds due to lower commodity acquisition costs for those nuts. Sales volume, which is defined as pounds sold to customers, rose by 9.7% in the quarterly comparison. The sales volume increase was driven mainly by increases in sales of peanuts, walnuts, pecans and almonds, and sales volume increased in all distribution channels.

The majority of the total sales volume increase occurred in the consumer distribution channel primarily from increased sales of our branded products. Sales volume for our branded products increased as follows:

Fisher recipe nuts	44.6%
Fisher snack nuts and peanut butter	13.2%
Orchard Valley Harvest and Sunshine Country produce products	192.5%

The sales volume increase for Fisher recipe nuts came mainly from distribution gains with new customers, the introduction of a larger package size for walnuts and increased promotional activity. The sales volume increase for Fisher snack nuts and peanut butter primarily was due to distribution gains with new customers and increased product display activity. Increased promotional activity and new item introductions for our Orchard Valley Harvest brand drove the sales volume increase for our produce brands. Partially offsetting the sales volume increases noted above was a significant sales volume decrease for Fisher Nut Exactly snack bites, which was largely due to lost distribution to club stores. The sales volume increase in the consumer distribution channel was also due in part to an 8.2% increase in sales volume with existing private brand customers.

The sales volume increase in the contract packaging channel was due to increased sales of trail mixes, almonds and cashews to existing customers. Sales volume increased in the commercial ingredients channel from increased sales of peanuts to peanut oil stock crushers.

Gross profit increased by 9.8% to $36.5 million for the first quarter of fiscal 2017 compared to $33.2 million for the first quarter of fiscal 2016. The increase in gross profit was mainly attributable to increased sales volume as discussed above. Gross profit margin, as a percentage of net sales, increased to 16.4% for the first quarter of fiscal 2017 compared to 14.7% for the first quarter of fiscal 2016 primarily as a result of lower acquisition costs for walnuts and almonds and improved alignment of selling prices and acquisition costs for pecans.

Total operating expenses, as a percentage of net sales, increased to 9.0% for the first quarter of fiscal 2017 from 8.6% for the first quarter of fiscal 2016 largely as a result of a lower net sales base. Total operating expenses increased to $19.9 million from $19.5 million in the quarterly comparison. The increase in total operating expenses was primarily attributable to increases in shipping expense which resulted primarily from higher sales volume.

Interest expense declined by $0.3 million in the quarterly comparison mainly due to lower debt levels.

The value of total inventories on hand at the end of the first quarter of fiscal 2017 decreased by $40.7 million, or 21.7%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2016. The decrease in total inventory value was attributable primarily to lower acquisition costs for walnuts and almonds. For that reason, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the first quarter of fiscal 2017 decreased by 29.9% compared to the weighted average cost per pound at the end of the first quarter of fiscal 2016.

“Net income and diluted earnings per share reached record levels for a first quarter due to a significant increase in sales volume and improved gross profit margin,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Approximately 50% of the total sales volume increase came from increased sales of our branded products. As was the case in fiscal 2016, sales volume growth for our brands continues to outpace sales volume growth for our private brand products,” Mr. Sanfilippo noted. “At retail, both our Fisher recipe nut and our produce brands also performed well in the quarterly comparison according to IRi market data. Fisher recipe nut pound volume increased by approximately 13%, while the total recipe nut category pound volume declined by approximately 10%. Pound volume for our Orchard Valley Harvest and

Sunshine Country produce brands increased by approximately 149%, while the total produce category pound volume only increased by approximately 3% according to IRi market data,” Mr. Sanfilippo stated. “We again saw meaningful sales volume growth in our contract packaging channel due to the efforts we made in assisting our customers as they launched new products and gained new distribution,” Mr. Sanfilippo added. “As we noted above, sales volume for our Fisher Nut Exactly brand has declined due to lost distribution to club stores. With the goal of regaining that lost distribution, we will be introducing newly formulated snack bites to retailers in the club channel in the upcoming second quarter,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Tuesday, November 1, 2016, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4213 from the U.S. or 617-213-4865 internationally and enter the participant passcode of 23163037. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Southwest IDEAS Conference in Dallas on November 17, 2016 at 1:10 p.m. Central time, and the presentation webcast can be accessed at the conference website at www.IDEASConferences.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) uncertainty in economic conditions, including the potential for economic downturn; (xii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xiii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiv) losses due to significant disruptions at any of our production or processing facilities; (xv) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xvi) technology disruptions or failures; (xvii) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xviii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xix) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share amounts)

	For the Quarter Ended
	September 29, 2016	September 24, 2015
Net sales	$222,293	$225,777
Cost of sales	185,818	192,572

Gross profit	36,475	33,205

Operating expenses:
Selling expenses	11,271	11,382
Administrative expenses	8,648	8,078

Total operating expenses	19,919	19,460

Income from operations	16,556	13,745

Other expense:
Interest expense	622	915
Rental and miscellaneous expense, net	410	522

Total other expense, net	1,032	1,437

Income before income taxes	15,524	12,308
Income tax expense	5,344	4,318

Net income	$10,180	$7,990

Basic earnings per common share	$0.90	$0.71

Diluted earnings per common share	$0.89	$0.71

Cash dividends declared per share	$2.50	$—

Weighted average shares outstanding
— Basic	11,266,217	11,194,554

— Diluted	11,380,095	11,312,378

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 29, 2016	June 30, 2016	September 24, 2015
ASSETS
CURRENT ASSETS:
Cash	$1,362	$2,220	$1,613
Accounts receivable, net	75,741	78,088	77,758
Inventories	147,196	156,573	187,921
Deferred income taxes	—	—	4,264
Prepaid expenses and other current assets	3,819	5,292	3,610

	228,118	242,173	275,166

PROPERTIES, NET:	130,731	129,803	134,814

OTHER LONG-TERM ASSETS:
Intangibles, net	990	1,369	2,652
Deferred income taxes	9,055	8,590	3,657
Other	10,001	9,227	9,881

	20,046	19,186	16,190

	$378,895	$391,162	$426,170

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$1,255	$12,084	$27,972
Current maturities of long-term debt	3,387	3,342	3,311
Accounts payable	60,432	43,719	68,272
Book overdraft	1,896	811	1,379
Accrued expenses	16,506	23,238	15,399
Income taxes payable	4,878	—	4,260

	88,354	83,194	120,593

LONG-TERM LIABILITIES:
Long-term debt	27,779	28,704	31,215
Retirement plan	22,334	22,137	18,056
Other	6,393	5,934	6,393

	56,506	56,775	55,664

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	87	87	86
Capital in excess of par value	115,787	115,136	112,032
Retained earnings	125,559	143,573	143,654
Accumulated other comprehensive loss	(6,220)	(6,425)	(4,681)
Treasury stock	(1,204)	(1,204)	(1,204)

	234,035	251,193	249,913

	$378,895	$391,162	$426,170